UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   ANDREWS, DUANE P.
   1710 SAIC DRIVE
   MCLEAN, VA  22102-3799
2. Issuer Name and Ticker or Trading Symbol
   SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   MARCH 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CORPORATE EXECUTIVE VICE PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Class A Common Stock       |3/26/2|M   | |48,000            |A  |$4.8325    |                   |      |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |3/26/2|F   | |21,872            |D  |$30.83     |141,076            |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |      |    | |                  |   |           |8,638              |I     |By 401(k) Plan             |
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Class A Common Stock       |      |    | |                  |   |           |4,631              |I     |(1)                        |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Option (Class A)|$30.83  |3/23/|A   |V|100,000    |A  |3/23/|3/22/|Class A Comm|100,000|N/A    |100,000     |D  |            |
 (right to buy)       |        |2001 |    | |           |   |02 (2|06   |on Stock    |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Stock Option (Class A)|$4.8325 |3/26/|M   | |48,000     |D  |3/29/|3/28/|Class A Comm|48,000 |N/A    |0           |D  |            |
 (right to buy)       |        |2001 |    | |           |   |97 (2|01   |on Stock    |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  By SAIC Employee Stock Retirement
Plan.
(2) The option is exercisable according to the following annual vesting schedule: 20% in years 1, 2 and 3, and
40% in year
4.
SIGNATURE OF REPORTING PERSON
By: A. Avery, Attorney-in-fact, for D.P. Andrews
DATE
April 6, 2001